Exhibit 21

UWHARRIE CAPITAL CORP

SUBSIDIARIES OF THE REGISTRANT

At December 31, 2005

Subsidiaries of Uwharrie Capital Corp	State of Incorporation
Bank of Stanly	North Carolina

Anson Bank & Trust Co.	North Carolina

Cabarrus Bank & Trust Company	North Carolina

Strategic Investment Advisors, Inc.	North Carolina

Uwharrie Statutory Trust I	Connecticut

Uwharrie Mortgage, Inc.	North Carolina

Subsidiaries of Bank of Stanly	State of Incorporation
The Strategic Alliance Corporation	North Carolina

BOS Agency, Inc.	North Carolina

Gateway Mortgage, Inc	North Carolina